As filed with the Securities and Exchange Commission on June 18, 1998


                                                            Registration No. 333
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                           --------------------------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                TODAY'S MAN, INC.
             (Exact name of Registrant as specified in its charter)


           Pennsylvania                                       23-1743137
           ------------                                       ----------
 (State or other jurisdiction of                           (I.R.S. employer
  incorporation or organization)                        identification number)


                                835 Lancer Drive
                        Moorestown West Corporate Center
                          Moorestown, New Jersey 08057
                            Telephone (609) 235-5656
               (Address, including zip code, and telephone number,
                      including area code, of registrant's
                          principal executive offices)

                                   David Feld
                 Chairman, President and Chief Executive Officer
                                Today's Man, Inc.
                                835 Lancer Drive
                          Moorestown, New Jersey 08057
                                 (609) 235-5656
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:
                            Francis E. Dehel, Esquire
                        Blank Rome Comisky & McCauley LLP
                                One Logan Square
                        Philadelphia, Pennsylvania 19103
                            Telephone: (215) 569-5500
                            Facsimile (215) 569-5555


         Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. /x/

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /

                         CALCULATION OF REGISTRATION FEE

=======================================================================================================================
                                                                       Proposed           Proposed
                                                                        maximum            maximum           Amount of
              Title of securities                  Amount to be     offering price        aggregate        registration
               to be registered                   registered (1)     per share (2)     offering price (2)       fee
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...................       5,315,288          $2.41(2)      $12,809,844.08(2)       $3,778.91
-----------------------------------------------------------------------------------------------------------------------
Common Stock Purchase Warrants...............       2,445,985          $ .43(2)      $ 1,051,773.55(2)       $  310.28
-----------------------------------------------------------------------------------------------------------------------
Common Stock, no par value...................       2,445,985(3)       $2.70         $ 6,604,159.50          $1,948.23
-----------------------------------------------------------------------------------------------------------------------
Total........................................                                                                $6,037.42
=======================================================================================================================

(1) This Registration Statement covers shares and Warrants owned by certain selling shareholders which securities may be offered from time to time by the selling shareholders during the period ending on or before December 31, 1999.

(2) Estimated solely for the purpose of calculating the registration fee. Calculated in accordance with Rule 457(c) based upon the average of the high and low prices for the Common Stock and the Common Stock Purchase Warrants ("Warrants"), respectively, on June 11, 1998, as reported on the Nasdaq National Market System. In accordance with Rule 457(i), the additional consideration receivable upon exercise of the Warrants has been included in calculating the total registration fee. See note (3).

(3) Represents the number of shares of Common Stock which may be issued from time to time upon exercise of the Warrants at an exercise price of $2.70 per share.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.



                  SUBJECT TO COMPLETION, DATED JUNE 18, 1998

                                   PROSPECTUS

                                  TODAY'S MAN(R)

                      7,761,273 Shares of Common Stock and
                    2,445,985 Common Stock Purchase Warrants

         This Prospectus relates to the resale, from time to time, of 5,315,288 shares of Common Stock ("Common Stock") and 2,445,985 Common Stock Purchase Warrants ("Warrants") of Today's Man, Inc. ("Today's Man" or the "Company") by certain shareholders of the Company (the "Selling Shareholders"). This Prospectus also relates to the issuance and resale of up to 2,445,985 shares of Common Stock which may be issued to the Selling Shareholders upon exercise of the Warrants and resold by them. The Common Stock and Warrants were issued by the Company to the Selling Shareholders in a private placement in December, 1997 as part of the Company's Plan of Reorganization (as hereinafter defined). The Common Stock and Warrants may be offered from time to time by the Selling Shareholders during the period beginning on the date of this Prospectus and ending on December 31, 1999 (the "Offering"). The Company will not receive any of the proceeds from the sale of the Common Stock or Warrants by the Selling Shareholders; provided however, the Company will receive $2.70 per Warrant upon the exercise, if any, of a Warrant for the Company's Common Stock.

         Today's Man shall pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the Common Stock and Warrants, all state securities law or "blue sky" filing fees and all printing fees incurred in connection herewith. Each Selling Shareholder shall pay any legal, accounting or other expenses incurred by such Selling Shareholder. Any commissions, discounts, or other fees payable to broker-dealers in connection with any sale of the Common Stock and Warrants will be borne by the Selling Shareholder selling such Common Stock and Warrants.

         The Selling Shareholders have not advised Today's Man of any specific plans for the distribution of the Common Stock or Warrants covered by this Prospectus, but it is anticipated that the Common Stock and Warrants will be sold from time to time primarily in transactions (which may include block transactions) on the Nasdaq National Market of The Nasdaq Stock Market at the market price then prevailing, although sales may also be made in negotiated transactions or otherwise. The Selling Shareholders and the brokers and dealers through whom sale of the Common Stock and Warrants may be made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and their commissions or discounts and other compensation may be regarded as underwriters' compensation. See "Plan of Distribution."

         The Common Stock and the Warrants of the Company are traded on the Nasdaq National Market under the symbols "TMAN" and "TMANW", respectively. On June 11, 1998, the last sale prices of the Common Stock and the Warrants as reported on the Nasdaq National Market was $2.31 per share and $0.41 per Warrant, respectively.

                                ----------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
           AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
            PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
            ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                  The date of this Prospectus is June 18, 1998

                              AVAILABLE INFORMATION

         Today's Man has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-3 under the Securities Act (the "Registration Statement") with respect to the registration of Today's Man Common Stock and Warrants owned by the Selling Shareholders. This Prospectus constitutes a part of the Registration Statement and, in accordance with the rules of the Commission, omits certain of the information contained in the Registration Statement. For such information, reference is made to the Registration Statement and the exhibits thereto.

         Today's Man is subject to the informational requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and in accordance therewith files reports, proxy statements and other information with the Commission. The Registration Statement, as well as such reports, proxy statements and other information, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's regional offices at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at Seven World Trade Center, New York, New York 10048. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission also maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the site is (http://www.sec.gov).

         The Common Stock and Warrants of the Company are traded on the Nasdaq National Market under the symbols "TMAN" and "TMANW" respectively. Reports, proxy statements and other information concerning the Company will also be available for inspection at the offices of the National Association of Securities Dealers, Inc., 1735 K Street, N.W., Washington, D.C. 20006.

         THIS PROSPECTUS INCORPORATES BY REFERENCE CERTAIN DOCUMENTS THAT ARE NOT PRESENTED HEREIN OR DELIVERED HEREWITH. TODAY'S MAN HEREBY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL DOCUMENTS AND INFORMATION THAT HAVE BEEN INCORPORATED BY REFERENCE HEREIN (NOT INCLUDING EXHIBITS THERETO UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE INFORMATION INCORPORATED HEREIN). SUCH DOCUMENTS AND INFORMATION ARE AVAILABLE UPON REQUEST FROM TODAY'S MAN, INC., 835 LANCER DRIVE, MOORESTOWN, NEW JERSEY 08057,
ATTENTION: FRANK E. JOHNSON, EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER; TELEPHONE: (609) 235-5656.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

The following documents filed by Today's Man (Commission File Number 001-13745) with the Commission are hereby incorporated by reference in this Prospectus: (1) Today's Man's Annual Report on Form 10-K for the fiscal year ended January 31, 1998 filed with the Commission on May 1, 1998; (2) Today's Man's Quarterly Report on Form 10-Q for the period ending May 2, 1998 filed with the Commission on June 15, 1998; and (3) the description of Today's Man Common Stock that is incorporated by reference in Today's Man's Registration Statement on Form 8-A filed on December 29, 1997, including any amendments or reports filed for the purpose of updating such description.

         All documents filed by Today's Man pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing thereof. Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this Prospectus, except as so modified or superseded.

                                   THE COMPANY

         Today's Man, Inc. is a leading operator of menswear superstores specializing in tailored clothing, furnishings, sportswear and shoes. The Company operates a chain of 25 superstores in the Greater Philadelphia, Washington, D.C. and New York markets. The Company seeks to be the leading menswear retailer in each of its markets by providing a broad and deep assortment of moderate to better, current-season, brand-name and private label merchandise at everyday low prices which the Company believes represents the greatest value at a given price point. The Company provides these everyday low prices to its customers through economies provided by its large volume, preplanned inventory purchases and lower initial mark-ups.

         On February 2, 1996, Today's Man, Inc. (the "Company") and certain of its subsidiaries filed voluntary petitions in the United States Bankruptcy Court for the District of Delaware (the "Bankruptcy Court") seeking to reorganize under Chapter 11 of the U.S. Bankruptcy Code. The Company's Second Amended Joint Plan of Reorganization (the "Plan of Reorganization") was confirmed by the Bankruptcy Court on December 12, 1997 and became effective on December 31, 1997. Pursuant to the Plan of Reorganization, the Company paid an aggregate of $53.3 million and issued 9,920,568 shares of Common Stock to its creditors in settlement of $76.2 million of outstanding indebtedness, including post-petition interest. Under the Plan of Reorganization, holders of the Company's Common Stock received for each share of old Common Stock: (1) one share of new Common Stock and (2) 0.5 of a Common Stock purchase Warrant ("Warrant"). Each whole Warrant entitles the holder to purchase one share of new Common Stock at an exercise price of $2.70 per share at any time on or before December 31, 1999. The additional shares issued pursuant to the Plan increased the total shares outstanding to 27,274,588 as of January 31, 1998. A total of 5,430,503 Warrants were issued to the Company's shareholders of record as of October 14, 1997.

         The Reorganization Plan provided for the payment in full of allowed claims, including the payment of post-petition interest. The Plan of Reorganization was funded by an equity infusion of approximately $16.3 million raised from an Equity Investment Group led by Mr. David Feld, Chairman of the Board, President, and Chief Executive Officer of the Company and a rights offering to existing shareholders, including a credit of $3.3 million to Mr. David Feld in respect of the cash distribution portion of his subordinated debt claim; the proceeds from a $12.5 million term loan and a draw of approximately $4.0 million on a new $30.0 million revolving credit facility from Foothill Capital Corporation; and approximately $23.7 million in cash on hand.

         The Company was incorporated in Pennsylvania in 1971 as Feld & Sons, Inc. and changed its name to Today's Man, Inc. in March 1992. The Company's executive and administrative offices are located at 835 Lancer Drive, Moorestown West Corporate Center, Moorestown, New Jersey 08057 and its telephone number is
(609) 235-5656.

         As used in this Registration Statement, "fiscal 1996," "fiscal 1997," and "fiscal 1998" refer to the Company's fiscal years ended or ending February 1, 1997, January 31, 1998 and January 30, 1999, repectively.

                                  RISK FACTORS

      THE INFORMATION CONTAINED IN THIS PROSPECTUS INCLUDES OR INCORPORATES BY REFERENCE FORWARD LOOKING STATEMENTS (AS SUCH TERM IS DEFINED IN THE SECURITIES EXCHANGE ACT OF 1934 AND REGULATIONS THEREUNDER), INCLUDING WITHOUT LIMITATION, STATEMENTS AS TO THE NUMBER OF STORES WHICH THE COMPANY EXPECTS TO OPEN, TRENDS OR THE COMPANY'S OR MANAGEMENT'S BELIEFS, EXPECTATIONS OR OPINIONS. SUCH FORWARD LOOKING STATEMENTS ARE SUBJECT TO RISKS AND UNCERTAINTIES AND MAY BE AFFECTED BY VARIOUS FACTORS WHICH MAY CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE IN THE FORWARD LOOKING STATEMENTS. THESE RISKS, UNCERTAINTIES AND OTHER FACTORS ARE DISCUSSED BELOW AND ELSEWHERE IN THIS PROSPECTUS. ACCORDINGLY, IN ADDITION TO THE OTHER INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, THE FOLLOWING FACTORS SHOULD BE CONSIDERED CAREFULLY IN EVALUATING AN INVESTMENT IN THE COMPANY'S COMMON STOCK AND WARRANTS.

MARKET FOR COMMON STOCK AND WARRANTS

      The Common Stock and Warrants are traded on the Nasdaq National Market. Numerous factors, including announcements of fluctuations in the Company's or its competitors' operating results, market conditions for stocks in general, or fluctuations in the Company's quarterly operating results, could have a significant impact on the future price of the Common Stock and Warrants. In addition, the stock market in recent years has experienced significant price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of companies. These broad fluctuations may adversely affect the market price of the Common Stock and Warrants. There can be no assurance that a purchaser of Common Stock or Warrants will be able to resell such securities at a price equal to or greater than the price at which they purchased them in the Offering.

      Each Warrant is exercisable for one share of Common Stock at an exercise price of $2.70 per share. Accordingly, the market price of the Warrants will be directly affected by the market price of the Common Stock. In the event that the market price of the Common Stock is less than $2.70, the Warrants may have little or no market value. All of the Warrants expire at the close of business on December 31, 1999 and will not be exercisable after such time.

GROWTH STRATEGY

      The Company expects to open 4 to 6 stores in fiscal 1999. The Company's growth over the next several years depends principally on its ability to open new stores in its existing and new markets and to operate those stores profitably. The Company's ability to open stores on a timely basis will depend upon the Company's ability to identify suitable store sites, obtain leases for those sites on acceptable terms, construct or refurbish the sites and hire and train skilled store managers and personnel. There can be no assurance that new stores will generate sales volumes comparable to those of the Company's existing stores. Moreover, the opening of additional stores in existing markets may have the effect of attracting customers from existing stores.

SMALL STORE BASE; GEOGRAPHIC CONCENTRATIONS

      The Company currently operates a chain of 25 superstores, which are located in the Greater Philadelphia, Washington, D.C., and New York markets. Due to the Company's relatively small store base, one or more unsuccessful new stores, or a decline in sales at an existing store, would have a more significant effect on the Company's results of operations than would be the case if the Company had a larger store base. In February 1996, subsequent to the Chapter 11 filing, the Company closed all seven of its superstore locations in the Greater Chicago Market and its outlet location in Sawgrass Mills, Florida. In March 1996, the Company closed its Springfield, Virginia superstore and in April 1996, the Company closed stores located in Staten Island and Manhattan, New York. Because the Company's superstores currently are located in only three markets, the effect on the Company of adverse events in any of those markets may be greater than if the Company's stores were more geographically dispersed.

DECLINING UNIT SALES OF MEN'S TAILORED CLOTHING

      On a national basis, unit sales of men's tailored clothing have been declining over many years. The Company believes that this decline can be attributed to men allocating a lower portion of their disposable income to tailored clothing as a result of less frequent changes in tailored clothing fashions, relaxation of dress codes by many employers and a more casual lifestyle. The Company also believes that this decline has contributed to a consolidation among retailers of men's tailored clothing. There can be no assurance that the Company will continue to be able to maintain or increase it sales volume or attain profitability as further consolidation of the industry occurs and as the unit sales of men's tailored clothing continue to decline.

CONTROL BY PRINCIPAL SHAREHOLDER

      Prior to the Offering, Mr. David Feld beneficially owns approximately 35% of the Company's Common Stock, and together with the other directors and executive officers of the Company, collectively beneficially owns approximately 47% of the Company's Common Stock. Assuming that all of the shares and Warrants offered hereby are sold, after the Offering, Mr. David Feld will beneficially own approximately 23% of the Company's Common Stock, and together with the other directors and officers of the Company, collectively will beneficially own approximately 26% of the Company's Common Stock. Accordingly, Mr. David Feld, together with the other directors and executive officers of the Company, will likely be able to effectively control most matters requiring approval by the Company's shareholders, including the election of directors, before and after the Offering. In addition, Mr. David Feld has pledged 5,439,578 shares to secure loans. In the event of a default by Mr. David Feld, the sale of all or a large block of the pledged shares by the lenders to one purchaser or a group of purchasers acting in concert would result in such purchaser or group owning a substantial block of the Company's Common Stock of the Company and being able to significantly affect the outcome of the election of directors and of all votes which require shareholder approval. See "Selling Shareholders".

RELATIONSHIP WITH SUPPLIERS; FOREIGN CURRENCY FLUCTUATIONS

      The Company's business is dependent upon its ability to purchase both brand-name and private label merchandise in large quantities and at attractive prices. During fiscal 1997, approximately 43% of the dollar volume of all merchandise purchased by the Company was purchased from ten vendors, and approximately 35% of the dollar volume of all merchandise was purchased from overseas vendors. The Company expects that purchases from overseas vendors as a percentage of the total dollar volume purchased will decrease in the future. While the Company believes that alternative sources of supply are available, any disruption in the Company's sources of supply could have a material adverse effect on its business. Moreover, the Company historically has been able to hedge its exposure to fluctuations in the relationship between the dollar and various foreign exchange contracts and in May 1988, the Company amended its Loan and Security Agreement with Foothill Capital Corporation to allow the Company to reduce its exposure to foreign currency fluctuations by engaging in forward exchange contracts. The Company anticipates that it will participate in these activities in the future but at this time has not yet entered into such contracts.

DEPENDENCE ON SENIOR MANAGEMENT

      The success of the Company's business will continue to be dependent upon Messrs. David Feld, Leonard Wasserman, Frank Johnson and Gary Kellman and the other members of senior management. The Company's continued growth also will depend upon its ability to attract and retain additional skilled management personnel and store managers.

SEASONALITY AND GENERAL ECONOMIC CONDITIONS

      The Company's business is affected by the pattern of seasonality common to most apparel retailers. Historically, the Company has generated a significant portion of its net sales and the majority of its profits during its fourth fiscal quarter, which includes the Christmas selling season, and has experienced losses or nominal earnings in its first and third fiscal quarters. The Company's operating results may be adversely affected by unfavorable local, regional or national economic conditions, especially those affecting the Mid-Atlantic Region where the Company's 25 stores are currently located. During recessionary periods, consumers can be expected to reduce their spending on discretionary items such as menswear.

COMPETITION

      The retail menswear business is highly competitive with respect to price, quality and style of merchandise and store location. The Company faces competition for customers and store locations from large national and regional department stores, various full-price menswear chains, a number of off-price specialty retailers as well as local department stores, catalog retailers and local menswear stores. Many of these competitors have significantly greater financial and other resources than the Company. The retailing business is affected by changes in consumer tastes, demographic trends and the type, number and location of competing stores. In the future, the Company may experience increased competition from menswear retailers attempting to imitate the Company's strategy.

RESTRICTIONS ON CASH DIVIDENDS

      Since its inception as a public company in 1992, the Company has not paid any cash dividends. The Company's loan agreement prohibits the payment of cash dividends.

SHARES ELIGIBLE FOR FUTURE SALE

      Sales of the Company's Common Stock and Warrants in the public market could adversely affect the market price of the Company's Common Stock and Warrants and could impair the Company's future ability to raise capital through the sale of equity securities. As of June 11, 1998, the Company has 27,278,683 shares of Common Stock and 5,428,028 Warrants outstanding, all of which (after giving effect to the Common Stock and Warrants to be registered hereby) are available for resale in the public market without restriction, except for any such shares held by persons who may be deemed to be "affiliates" of the Company. In addition, the Company has registered under the Securities Act all of the 2,450,000 shares authorized for issuance under the Management Stock Option Plan.

ANTI-TAKEOVER PROVISIONS

      The Amended and Restated Articles and Amended and Restated By-laws contain provisions which may be deemed to be "anti-takeover" in nature in that such provisions may deter, discourage or make more difficult the assumption of control of the Company by another corporation or person through a tender offer, merger, proxy contest or similar transaction. The Amended Articles permit the Board of Directors to establish the rights, preferences, privileges and restrictions of, and to issue, up to 5,000,000 shares of Preferred Stock without shareholder approval. The Amended By-laws also provide for the staggered election of directors to serve for four-year terms, subject to removal by shareholders only for cause upon the vote of not less than 65% of the shares of Common Stock cast at a shareholders' meeting and provide that the vote of at least 60% of the votes entitled to be cast by all shareholders is required to call special meetings of shareholders. Certain provisions of the Amended Articles and Amended By-laws may not be amended except by a similar 65% vote. For more information, see the Amended and Restated Articles of Incorporation and the Amended and Restated Bylaws of the Company which are filed as Exhibits 2.1 and 2.2, respectively, to the Company's Form 8-A Report, filed with the Commission on December 29, 1997. In addition, the Company is subject to certain anti-takeover provisions of the Pennsylvania Business Corporation Law.

                                 USE OF PROCEEDS

      Today's Man will not receive any proceeds from the sale of the Common Stock and the Warrants by the Selling Shareholder; provided however, the Company will receive $2.70 per Warrant upon the exercise of a Warrant, if any, for Common Stock. The proceeds received by the Company on the exercise of the Warrants, if any, will be used for general working capital purposes.

                              SELLING SHAREHOLDERS

      The following table sets forth information as of immediately prior to and immediately after completion of the Offering relating to beneficial ownership of the Company's Common Stock and Warrants by each Selling Shareholder. Except as otherwise indicated, to the knowledge of the Company, the beneficial owners of the Common Stock and the Warrants listed below have sole investment and voting power with respect to such Common Stock and Warrants. All of the Selling Shareholders were members of the Equity Investment Group, or transferees of such persons, which purchased shares of Common Stock in a private placement in connection with the Company's Plan of Reorganization. The Common Stock and Warrants are being registered to permit public secondary trading in the Common Stock and Warrants and the Selling Shareholders may reoffer the Common Stock and Warrants for resale from time to time.


                                                                                                                   PERCENTAGE OF
                                                                                                                     BENEFICIAL
                                        WARRANTS BENEFICIALLY  OWNED         COMMON STOCK BENEFICIALLY OWNED        OWNERSHIP(1)
                                    ------------------------------------   -----------------------------------   -------------------
Name
Of                                    Owned                       Owned      Owned                     Owned      Owned       Owned
Beneficial                           Prior to     Offered         After     Prior to     Offered       After     Prior to     After
Owner                                Offering      Hereby       Offering    Offering     Hereby       Offering   Offering   Offering
----------                          ---------   ----------      --------   ---------    ---------   ----------   --------   --------

James Ammeen                           30,000         --         30,000      355,000      250,000      105,000      1.3%      *

Ira Brind(2)                          208,000      208,000         --        530,500      450,000       80,500      2.6%      *

David Feld(3)                       2,075,376    2,075,376         --      8,352,713    1,663,288    6,689,425     35.4%     22.7%

Verna K. Gibson(4)                     25,000         --         25,000      327,500      200,000      127,500      1.3%      *

Bruce C. Lindsay                       50,000       50,000         --        125,000      125,000         --        *        --

Bernard J. Korman(5)                   10,000       10,000         --      1,567,000    1,527,000       40,000      5.8%      *

Jeffrey Orleans                          --           --           --        232,500      232,500         --        *        --

Barry S. Pine(6)                        4,017         --          4,017       67,809       50,000       17,809      *         *

Les Schwartzberg(7)                     1,440         --          1,440      272,881      250,000       22,881      *         *

Leonard Wasserman(8)                  102,609      102,609         --        393,131       50,000      343,131      1.8%      1.3%

Wales Securities Limited(9)              --           --           --        500,000      500,000         --        1.8%     --

Benjamin D. Goldman(10)                  --           --           --         12,500       12,500         --        *        --

Robert and Dagmar Mendelsohn(10)         --           --           --          5,000        5,000         --        *        --

_________________________
* Less than one percent of the outstanding Common Stock of the Company.

 (1) Percentage ownership shows the beneficial ownership of the Common Stock by each Selling Shareholder assuming that all of the Warrants held by such Selling Shareholder have been exercised. The securities "beneficially owned" by a person are determined in accordance with the definition of "beneficial ownership" set forth in the regulations of the Securities and Exchange Commission and, accordingly, include securities owned by or for the spouse, children or certain other relatives of such person as well as other securities as to which the person has or shares voting or investment power or has the right to acquire within 60 days after June 16, 1998. The same shares may be beneficially owned by more than one person. Beneficial ownership may be disclaimed as to certain of the securities.

(2) Mr. Brind is a member of the Board of Directors of Today's Man. Includes Warrants to purchase 205,000 shares and options to purchase 40,000 shares under the Management Stock Option Plan. Also includes 3,500 shares and Warrants to purchase 1,000 shares held by Mr. Brind in trust for his children and 7,000 shares and Warrants to purchase 2,000 shares owned by his wife.

(3) Mr. Feld is Chairman of the Board, President and Chief Executive Officer of Today's Man. Includes Warrants to purchase 2,074,789 shares and options to purchase 100,000 shares under the Management Stock Option Plan. Also includes 1,175 shares and Warrants to purchase 587 shares allocated to Mr. David Feld's account in the 401(k) Profit Sharing Plan and 210,000 shares of Common Stock currently held by Mr. Feld which are subject to an option purchase agreement held by Alex. Brown Incorporated. A total of 5,439,578 shares have been pledged by Mr. David Feld to secure certain personal loans. Excludes 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children, as to which Mr. David Feld disclaims beneficial ownership. Mr. David Feld's address is c/o Today's Man, Inc., 835 Lancer Drive, Moorestown, New Jersey 08057.

(4) Mrs. Gibson is a member of the Board of Directors of Today's Man. Includes 87,500 shares and Warrants to purchase 25,000 shares held in an Individual Retirement Account for Ms. Gibson. Also includes options to purchase 40,000 shares under the Management Stock Option Plan.

(5) Mr. Korman is a member of the Board of Directors of Today's Man. Includes Warrants to purchase 10,000 shares and options to purchase 40,000 shares under the Management Stock Option Plan.

(6) Mr. Pine is Vice President, Controller and Chief Accounting Officer of Today's Man. Includes 934 shares and Warrants to purchase 3,767 shares allocated to his account in the 401(k) Profit Sharing Plan and options to purchase 16,000 shares under the Management Stock Option Plan.

(7) Mr. Schwartzberg is Vice President Tailored Clothing of Today's Man. Includes 2,881 shares and Warrants to purchase 1,440 shares allocated to his 401(k) Profit Sharing Plan and options to purchase 20,000 shares under the Management Stock Option Plan.

(8) Mr. Wasserman is the Executive Vice President of Operations and a member of the Board of Directors of Today's Man. Includes Warrants to purchase 39,950 shares and options to purchase 80,000 shares under the Management Stock Option Plan. Also includes 2,131 shares and Warrants to purchase 609 shares allocated to his account in the 401(k) Profit Sharing Plan and 124,100 shares and Warrants to purchase 62,050 shares held in trusts for the benefit of Mr. David Feld's children for which trusts Mr. Wasserman is trustee. Excludes shares held in trusts for the benefit of Mr. Wasserman's children and grandchildren. Mr. Wasserman disclaims beneficial ownership as to all such trust shares.

(9)   Transferee of Continental Blue Limited.

(10)  Transferee of Jeffrey  Orleans.

                              PLAN OF DISTRIBUTION

      The Selling Shareholders have not advised Today's Man of any specific plans for the distribution of the Common Stock or Warrants covered by this Prospectus. It is anticipated that the Common Stock and Warrants will be sold in one or more transactions on the Nasdaq Stock Market (which may involve block transactions), in special offerings, in negotiated transactions, or otherwise, at prices and at terms then prevailing, at prices rated to such prevailing market prices, or at negotiated prices. In effecting sales, Selling Shareholders may engage one or more brokers or dealers to act as principal or agent in making such sales. Such brokers or dealers may receive commissions or discounts from the Selling Shareholders in amounts to be negotiated immediately prior to the sale. Such brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act, in connection with such sales, and their commissions or discounts and other compensation may be regarded as underwriters compensation. In addition, any securities covered by this Prospectus that qualify for sale pursuant to Rule 144 might be sold under Rule 144 rather than pursuant to this Prospectus.

      Upon Today's Man being notified by a Selling Shareholder that any material arrangement has been entered into with a broker or dealer for the sale of Shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplemented Prospectus will be filed, if required, pursuant to Rule 424(c) under the Securities Act, disclosing (a) the name of each such broker-dealer, (b) the number of Shares involved, (c) the price at which such Shares were sold, (d) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable,
(e) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this Prospectus, as supplemented, and (f) other facts material to the transaction.

      The Registration Statement shall remain effective until the earlier of (i) the date on which all of the Common Stock and Warrants included in the Registration Statement have been distributed to the public and (ii) December 31, 1999.

      Today's Man shall pay its own legal and accounting fees, all registration and filing fees attributable to the registration of the Common Stock and Warrants, all legal fees and filing fees relating to state securities or "blue sky" filings, the filing fee payable to the Nasdaq National Market and all printing fees incurred in connection herewith. Each Selling Shareholder shall pay his, her or its own legal and accounting fees and any other expenses incurred by the Selling Shareholder. Any commissions, discounts or other fees payable to broker-dealers in connection with any sale of the Shares shall be borne by the Selling Shareholder selling such Common Stock and Warrants.

                                  LEGAL MATTERS

      An opinion has been rendered by the law firm of Blank Rome Comisky & McCauley LLP, Philadelphia, Pennsylvania, to the effect that, with respect to the shares of Common Stock and the Warrants offered by the Selling Shareholders hereby: (i) the outstanding shares of Common Stock offered by the Selling Stockholder are legally issued, fully paid and non-assessable, (ii) the Warrants are legally issued and binding obligations of the Company, and (iii) the shares of Common Stock issuable upon exercise of the Warrants, when exercised, issued and paid for as contemplated in the Warrant and the Warrant Agreement, will be legally issued, fully paid and non-assessable.

                                     EXPERTS

      The consolidated financial statements of Today's Man, Inc. appearing in Today's Man, Inc.'s Annual Report (Form 10-K) for the year ended January 31, 1998, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given upon authority of such firm as experts in accounting and auditing.

         No dealer, sales representative or any other person has been authorized to give any information or to make any representations in connection with the Offering other than those contained in this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or any of the Selling Shareholders. This Prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities other than the shares of Common Stock and Warrants to which it relates or an offer to, or a solicitation of, any person in any jurisdiction where such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company, or that the information contained herein is correct as of any time subsequent to the date hereof.



                    ---------------------
                      TABLE OF CONTENTS
                    ---------------------
                                                      Page

Available Information................................    2
Incorporation of Documents by Reference..............    2
The Company..........................................    3
Risk Factors.........................................    4
Use of Proceeds......................................    7
Selling Shareholders.................................    7
Plan of Distribution................................    10
Legal Matters.......................................    10
Experts.............................................    11


                              7,761,273 SHARES AND
                               2,445,985 WARRANTS



                        TODAY'S MAN(REGISTERED TRADEMARK)



                                COMMON STOCK AND
                         COMMON STOCK PURCHASE WARRANTS



                               ------------------
                                   PROSPECTUS
                               ------------------



                  The date of this Prospectus is June 18, 1998

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14. Other Expenses of Issuance and Distribution.

         The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities being registered, all of which are being borne by the Registrant.


     Securities and Exchange Commission Registration Fee...............   $6,037

     Accounting Fees and Expenses......................................  $10,000

     Legal Fees and Expenses...........................................  $15,000

     Miscellaneous.....................................................   $5,000

                       Total...........................................  $36,037


Item 15. Indemnification of Directors and Officers.

         Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), contain provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

         Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

         Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which the person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

         Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, or if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or (iii) by the shareholders.

         Section 1745 provides that expenses (including attorney's fees) incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

         Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

         Section 1747 grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to Subchapter 17D of the BCL.

         Section 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

         Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

         For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to the Company's Amended and Restated Articles of Incorporation and Amended and Restated By-laws, copies of which are filed as Exhibits 2.1 and 2.22 respectively, to the Company's Form 8-A filed with the Commission on December 29, 1997, which provide in general that the Company shall indemnify its officers and directors to the fullest extent authorized by law.


Item 16. Exhibits.

 5.1 Opinion of Blank Rome Comisky & McCauley LLP as to the validity of the issuance of the Common Stock and Warrants of Today's Man being registered.

23.1   Consent of Ernst & Young LLP, independent auditors.

23.2   Consent of Blank Rome Comisky & McCauley LLP (included in Exhibit 5.1).

24.1   Power of Attorney of certain signatories (included on the Signature
       Page).

Item 17. Undertakings.

         (a) The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities and Exchange Act of 1934 that are incorporated by reference in the registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Today's Man pursuant to the foregoing provisions, or otherwise, Today's Man has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Today's Man of expenses incurred or paid by a director, officer or controlling person of Today's Man in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Today's Man will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                        SIGNATURES AND POWER OF ATTORNEY

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Moorestown, New Jersey, on the 15th day of June, 1998.

                                          TODAY'S MAN, INC.

                                      By: /s/ David Feld
                                          -------------------------------------
                                          David Feld, Chairman of the Board,
                                          President and Chief Executive Officer

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David Feld and Frank E. Johnson, and each of them, his true and lawful attorneys-in-fact and agents, with full power of substitution or resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement, and to file the same, with all exhibits thereto, and other documentation in connection therewith, as well as any related registration statement (or amendment thereto) filed pursuant to Rule 462(b) promulgated under the Securities Act of 1933 with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to enable the Company to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities indicated and on the 15th day of June, 1998.

Name                                                 Title
----                                                 -----

/s/ David Feld             Chairman of the Board, President and
----------------------     Chief Executive Officer (principal executive officer)
David Feld


/s/ Leonard Wasserman      Executive Vice President and Director
----------------------
Leonard Wasserman


/s/ Larry Feld             Vice President, Secretary and Director
----------------------
Larry Feld


/s/ Barry S. Pine          Vice President and Controller
----------------------     (principal accounting officer)
Barry S. Pine


/s/ Frank E. Johnson       Executive Vice President and Chief Financial Officer
----------------------     (principal financial officer)
Frank E. Johnson


/s/ Ira Brind              Director
----------------------
Ira Brind

                           Director
----------------------
Verna K. Gibson


/s/ Bernard J. Korman      Director
----------------------
Bernard J. Korman


                           Director
----------------------
Randall Lambert